EXHIBIT 99.1

Steelcase Announces Updated Guidance for the Fourth Quarter of Fiscal 2016

GRAND RAPIDS, Mich., March 07, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today announced updated sales and earnings guidance for the fourth quarter of fiscal 2016.

Steelcase expects to report fourth quarter revenue of approximately $745 to $750 million and diluted earnings per share between $0.61 to $0.63. Excluding restructuring costs, adjusted earnings per share are expected to be between $0.63 to $0.65. During the fourth quarter, the company reversed its tax valuation allowance recorded against net deferred tax assets in France and recorded a gain from the partial sale of an investment in an unconsolidated affiliate. These significant items, net of the associated variable compensation expense and income tax expense, had a combined favorable impact on diluted earnings per share of approximately $0.42 and were not included in the company’s previously issued guidance. Steelcase had previously guided to revenue between $720 to $745 million and adjusted earnings per share between $0.20 to $0.24 for the fourth quarter.

“The changes we implemented in EMEA in fiscal 2015 to align our tax structure with the management of our globally integrated enterprise were recently accepted by the U.S. Internal Revenue Service (IRS),” said Mark Mossing, vice president and chief accounting officer.  “This new model has generated taxable income for our French subsidiaries and allowed the partial utilization of net operating loss carryforwards in France throughout fiscal 2016.  Since the adoption of the new model, we have disclosed in our public filings that sufficient positive evidence might become available in fiscal 2016 to cause us to reach a conclusion that the remaining French valuation allowance could be reversed.  During the fourth quarter, such evidence became available, including acceptance of our new tax structure by the IRS, sustained profitability in France and with other factors, and caused us to reverse the allowance.”

On an organic basis, revenue growth in the fourth quarter is expected to be less than 1 percent compared to the prior year after adjusting for unfavorable currency translation effects and the impact of a small acquisition. The Other category is expected to post a mid-single digit organic growth rate, while the Americas and EMEA are expected to have grown less than one percent on an organic basis.

“As expected, during the fourth quarter, we completed the exit of our manufacturing facility in Durlangen, Germany, our manufacturing and distribution performance across EMEA continued to stabilize, and we increased manufacturing capacity for some of our newer products, which helped reduce lead times to more normal levels,” said Jim Keane, president and CEO. “Our teams worked hard to address the manufacturing and distribution challenges experienced in the second and third quarters. We expect EMEA’s fourth quarter adjusted operating loss to be approximately $7 to $8 million, which would be a significant improvement from the third quarter, and include variable compensation expense associated with the significant items recorded during the quarter.”

During the fourth quarter, the company repurchased a total of 3 million shares of Class A Common Stock for a total cost of $42.1 million. Approximately $168 million remained under the company’s share repurchase authorization at the end of the fourth quarter.

“Order patterns on an organic basis remained mixed during the fourth quarter,” said Dave Sylvester, senior vice president and CFO. “The Americas orders are expected to have declined approximately 2 percent compared to the prior year, and backlog at the end of the quarter in the Americas is expected to be approximately 3 percent lower than the prior year. EMEA orders are expected to have grown approximately 6 percent while orders in the Other category are expected to have grown approximately 9 percent. We are completing our analysis of order patterns in the fourth quarter and into early March and will share our analysis and provide customary revenue and earnings estimates for the first quarter of fiscal 2017 as part of our earnings release and analyst call later this month."

Investor Presentation

The Company will participate in the Raymond James 37th Annual Institutional Investors Conference in Orlando, FL on March 7 and 8, 2016. The Company's investor presentation is available at the Company's investor relations web page at ir.steelcase.com. The Company is scheduled to present at 2:15pm ET on March 8, 2016. A live webcast of the presentation will be available at ir.steelcase.com, and a replay of the webcast will be available after the presentation concludes.

Fourth Quarter and Fiscal 2016 Results

Steelcase Inc. will webcast a discussion of its fourth quarter and fiscal year 2016 financial results, along with its analysis of recent order patterns on Wednesday, March 23, 2016 at 10:00 a.m. ET. Links to the webcast will be available at ir.steelcase.com and a replay of the webcast will be available after the call concludes. The news release detailing the financial results will be issued the previous day, March 22, 2016, after the market closes. Links to supporting presentation slides will be available at ir.steelcase.com subsequent to the release of earnings.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits), net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2015 revenue of $3.1 billion.

PROJECTED ADJUSTED EARNINGS PER SHARE

Three Months Ended
February 26, 2016 (Projected)
	Updated guidance	Previous guidance

Diluted earnings per share	$ 0.61 - 0.63	$ 0.18 - 0.22
Restructuring costs per share, net of tax	0.02	0.02
Diluted earnings per share, adjusted	$ 0.63 - 0.65	$ 0.20 - 0.24

Laura Van Slyke
616.262.3091
lvanslyk@steelcase.com